Exhibit 10.3

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of April 27, 2018, by and among 2400 XENIUM, LLC, a Minnesota limited liability company (“Landlord”), CHRISTOPHER & BANKS CORPORATION, a Delaware corporation (“Tenant”), and OLD REPUBLIC NATIONAL TITLE INSURANCE COMPANY (the “Escrow Agent”), as escrow agent.

RECITALS:

A.    By that certain Lease Agreement dated as of April 27, 2018, between Landlord and Tenant (the “Lease”), Landlord agreed to lease to Tenant and Tenant agreed to lease from Landlord all of Landlord’s right, title and interest in and to that certain real property located at 2400 Xenium Lane North, Plymouth, Minnesota (the “Property”), described on Exhibit A attached hereto, upon the terms and provisions set forth in the Lease.

B.    In connection with the leasing of the Property, Tenant has agreed to deposit into an escrow account with Escrow Agent certain amounts to pay for the replacement of the roof of the building on the Property (the "Roof Replacement") (together with the "Immediate Need Repairs" described in Exhibit B hereto (the "Immediate Need Repairs"), the "Project”), which amounts shall be held and disbursed by Escrow Agent as required by this Agreement.

C.    Landlord and Tenant desire that Escrow Agent act as escrowee to receive, hold and disburse funds in the manner hereinafter set forth.

D.    Unless otherwise provided herein, all capitalized words and terms used herein will have the same meanings ascribed to such words and terms as in the Lease.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT:

1.    Deposit. Tenant will deposit with Escrow Agent the sum of $1,735,000.00 (the “Escrowed Funds”) simultaneously with the execution of this Agreement. The Escrowed Funds will, upon receipt by Escrow Agent, be invested by Escrow Agent in an interest-bearing account, and such interest shall become part of the Escrowed Funds. Escrow Agent will hold the Escrowed

Funds in accordance with the terms of this Agreement and disburse the same strictly in accordance with such terms.

2.     Disbursements. Tenant shall deliver to Escrow Agent via email as provided in Section 8 below documentation and invoices detailing the actual costs for all or any portion of the Project from time to time (the “Construction Documents”). Subject to Section 6 of this Agreement, Escrow Agent shall, within two (2) business days after receipt of such Construction Documents, disburse such amounts as set forth in such Construction Documents directly to the contractors and subcontractors hired in connection with such portion of the Project. Prior to disbursement of the Escrowed Funds, it is a requirement that Escrow Agent with a copy to Landlord be furnished a disbursement request from Tenant to Escrow Agent in the form of Exhibit C attached hereto (the “Disbursement Request”): (i) stating the actual costs for such portion of the Project for which Tenant seeks disbursement, (ii) stating the amount of the Escrowed Funds to be paid to contractors, subcontractors, and all persons from such disbursement for such portion of the Project ("Contractor(s)"), and (iii) including fully executed conditional lien waivers from any and all Contractor(s) completing work and/or providing materials for the portion of the Project for which Tenant seeks disbursement; provided, however, (A) no such conditional liens waivers shall be required for any deposit required under any contract or other agreement for the Roof Replacement or Immediate Need Repairs, and (B) such conditional lien waivers shall be required for the Roof Replacement and for the following Immediate Need Repairs only: item 1 (Parking Lot) and item 5 (Façade Repairs).

3.     Manner of Disbursement. Escrow Agent shall not make any disbursements of the Escrowed Funds unless all requirements and conditions set forth in Section 2 above have been met. Not later than two (2) business days following receipt of the documents delivered to it pursuant to Section 2 above, Escrow Agent will directly pay the Escrowed Funds to the applicable Contractor(s) directed by Tenant pursuant to the Disbursement Request. Subject to Section 6 of this Agreement, any portion of the Escrowed Funds not needed to fully satisfy all costs associated with the Project shall be refunded directly to Tenant not less than five (5) days, and not more than ten (10) days after Tenant’s presentation to Escrow Agent and Landlord of such request, together with fully executed lien waivers from any and all Contractors to the extent such lien waivers were not previously provided.

4.    Project. Tenant and Landlord agree that the Roof Replacement shall be completed by Quality Trusted Commercial Construction & Roofing or another roofing contractor mutually agreed upon by Landlord and Tenant (the “Roofing Contractor”) in accordance with the specifications attached hereto as Exhibit D (the “Roof Specifications”), subject to such additions or modifications to the Roof Specifications as are mutually agreed to by Landlord and Tenant based upon the recommendations of AMBE LTD (Richard A. Grobovsky) (the “Consultant”) in consultation with the Roofing Contractor (the “Final Roof Specifications”). The cost of the Consultant shall be borne equally by Landlord and Tenant. Tenant agrees for the benefit of Landlord that: (i) prior to commencement of the Roof Replacement, Tenant will furnish Landlord for Landlord’s review and approval, the related contract (the “Roof Contract”), which approval will not be unreasonably withheld, conditioned or delayed; (ii) prior to the commencement of item 1 (Parking Lot) of the Immediate Need Repairs and item 5 (Façade Repairs) of the Immediate Need

Repairs, Tenant will furnish Landlord for Landlord's review and approval, the related plans, specifications and/or contract, as may be applicable (a “Project Contract”), which approval will not be unreasonably withheld, conditioned or delayed; (iii) if the Roof Contract or any Project Contract shall be with any contractor other than an Approved Contractor (as such term is defined in the Lease), then Landlord’s consent to such contractor shall be required, which consent not to be unreasonably withheld, conditioned or delayed; (iv) Tenant will cause the Project (including the Roof Replacement and one or more line items of the Immediate Need Repairs) to be commenced not later than forty-five (45) days after the Final Roof Specifications are agreed to among Landlord, Tenant, Roofing Contractor and Consultant, subject to Unavoidable Delays; (v) Tenant will cause the Roof Replacement (including receipt of all applicable permits and certificates of occupancy or comparable approvals) to be completed not later than one hundred eighty-five (185) days after the Final Roof Specifications are agreed to among Landlord, Tenant, Roofing Contractor and Consultant, subject to Unavoidable Delays; and (vi) Tenant will cause the Immediate Need Repairs (including receipt of all applicable permits and certificates of occupancy or comparable approvals) to be completed not later than December 31, 2018, subject to Unavoidable Delays. Tenant will complete the Project at Tenant’s sole expense, notwithstanding the sufficiency of the Escrowed Funds. “Unavoidable Delays” shall mean (i) strikes, lockouts or labor disputes; (ii) acts of God or extremely adverse weather conditions for the immediate area; (iii) civil commotion or terrorism; (iv) condemnation, fire or other casualty; (v) inability to obtain labor or materials; (vi) delay or interruption of services, including, without limitation, utilities or communication lines, not attributable to Tenant’s action or inaction; or (vii) any events or circumstances outside the control of Tenant.

5.    Waiver. Escrow Agent will not be responsible for any penalties or any delays in withdrawing funds which may be incurred upon withdrawal of funds deposited hereunder in accordance with instructions given hereunder except to the extent attributable to Escrow Agent's negligence or intentional acts or omissions. Escrow Agent does not insure that the Project will be completed, nor does it insure that the Project when completed will be in accordance with the contract for the Project, nor that sufficient funds will be available for the completion of the Project.

6.    Default. Upon the occurrence of an Event of Default (as defined in the Lease) on the part of Tenant or a default by Tenant under this Agreement that continues beyond any applicable notice, grace or cure period (collectively herein, an "Event of Default"), Landlord may use any remaining Escrowed Funds to complete any then incomplete portion of the Project, and may apply any Escrowed Funds remaining after completion of, and payment for, the Project, to any amounts owed by Tenant to Landlord under the Lease. In the event Escrow Agent receives written notice of an Event of Default from Landlord, accompanied by a demand for delivery to Landlord of the remaining portion of the Escrowed Funds (which demand must describe the Event of Default giving rise to such demand or claim in reasonable detail), Escrow Agent is immediately to give written notice to Tenant of such claim and accompanying demand. In the event Tenant fails to dispute or object to such claim and demand within ten (10) days after receipt of Escrow Agent's written notice, Escrow Agent is authorized to deliver the portion of the Escrowed Funds subject to such claim and demand to Landlord. In the event Tenant disputes or objects to the aforesaid claim and demand within the 10-day period prescribed herein, Escrow Agent is not to deliver any portion of the

Escrowed Funds deposited hereunder without receipt of a mutual agreement of the parties, in writing, or appropriate court order.

7.    Escrow Costs. Tenant will be responsible for any costs charged by Escrow Agent to hold the Escrowed Funds in an escrow account.

8.    Inspection. Landlord and its authorized representatives may enter the Premises at all reasonable times upon reasonable prior notice to Tenant for the purpose of inspecting the Project; however, Landlord’s inspection shall not be a condition for disbursements of the Escrowed Funds, which are governed by Section 2 and Section 3 of this Agreement.

9.    Notices. Except as provided in Section 2, all notices and notifications required or permitted under this Agreement to be sent from one party to the other must be in writing and sent by a nationally recognized private carrier of overnight mail (e.g., Federal Express) or by United States certified mail, return receipt requested and postage prepaid, to either party as set forth below, or at such other addresses as the parties may designate by written notice from time to time given at least ten (10) days in advance of the effective date of such change. All notices are deemed effective on receipt or refusal.

If to Tenant:	Christopher & Banks Corporation 2400 Xenium Lane North Plymouth, Minnesota 55441 Attention: CFO and Donna Fauchald Email: mungerman@christopherandbanks.com and dfauchald@christopherandbanks.com
With a copy to:	Christopher & Banks Corporation 2400 Xenium Lane North Plymouth, Minnesota 55441 Attention: General Counsel Email: lkomarek@christopherandbanks.com
If to Landlord:	2400 Xenium, LLC c/o The Excelsior Group, LLC 1660 Highway 100 South, Suite 400 St. Louis Park, MN 55416 Attention: Andy Finn Email: andy.finn@excelsiorllc.com
If to Escrow Agent:	Old Republic National Title Insurance Company 400 Second Avenue South Minneapolis, Minnesota Attention: Chris Hudy Email: Chudy@OldRepublicTitle.com

All notices will be deemed given on the day that is three (3) days after upon deposit in the United States mail, certified or registered, or if given to an overnight courier guaranteeing next day delivery, on the next business day after deposit with such overnight courier, and on the same day if sent by personal delivery; provided that Construction Documents and Disbursement Requests sent via email shall be deemed received on the day of electronic transmission. Attorneys for each party will be authorized to give notices for each such party. Any party may change its address for the service of notice by giving written notice of such change to the other party, in any manner above specified.

10.    This Agreement will be binding upon and inure to the benefit of the parties hereto.

11.    This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota. In the event that any provision hereof will be deemed illegal or unenforceable, said provision will be severed herefrom and the remainder of this Agreement will be enforced in accordance with the intentions of the parties as herein expressed.

12.    This Agreement may not be amended or altered except by an instrument in writing executed by all the parties hereto.

13.    This Agreement may be executed in any number of counterparts, all of which are considered one and the same Agreement notwithstanding that all parties hereto have not signed the same counterpart. Signatures of this Agreement which are transmitted by facsimile or electronic mail are valid for all purposes. Any party shall, however, deliver an original signature of this Agreement to the other party upon request.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TENANT:
CHRISTOPHER & BANKS CORPORATION
By:	/s/ Keri Jones
Name:	Keri Jones
Title:	President and Chief Executive Officer

Signature Page to Escrow Agreement

LANDLORD:
2400 XENIUM, LLC
By:	/s/ Stephanie A. Shields
Name:	Stephanie A. Shields
Title:	Manager

Signature Page to Escrow Agreement

ESCROW AGENT:
OLD REPUBLIC NATIONAL TITLE INSURANCE COMPANY
By:	/s/ Chris Hudy
Name:	Chris Hudy
Title:	Vice President

Signature Page to Escrow Agreement